Filed pursuant to Rule 424(b)(5)
Registration Nos. 333-62052, 333-62052-01 and 333-52728

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 19, 2007)

$700,000,000

6.750% Senior Notes due 2056

Unconditionally guaranteed as to payment of
principal and interest by CBS Operations Inc.
(a wholly owned subsidiary of CBS Corporation)

The senior notes due 2056 will bear interest at 6.750% per year and will mature on March 27, 2056. We will pay interest on the senior notes quarterly in arrears on March 27, June 27, September 27 and December 27 of each year, beginning June 27, 2007. The senior notes will be unsecured senior obligations of CBS Corporation, and the guarantees will be unsecured senior obligations of CBS Operations Inc. We may redeem the senior notes in whole or in part, at any time and from time to time, on or after March 27, 2012 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may redeem all, but not less than all, of the senior notes in the event of certain developments affecting taxation. The senior notes do not provide for a sinking fund. The senior notes will be issued in minimum denominations of $25 and in integral multiples of $25.

We intend to apply to list the senior notes on the New York Stock Exchange. We expect trading in the senior notes on the New York Stock Exchange to begin within 30 days after the original issue date. The senior notes are expected to trade ‘‘flat.’’ This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the senior notes that is not included in the trading price. Currently there is no public market for the senior notes.

Investing in the senior notes involves risks which are described in the ‘‘Risk Factors’’ section beginning on page I-24 of our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference herein.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to CBS Corp. (before expenses)
Per Senior Note	100.00%	3.15%	96.85%
Total	$700,000,000	$22,050,000	$677,950,000

(1)	Plus accrued interest, if any, from March 27, 2007 if settlement occurs after that date.

(2)	The underwriting discount will be 2.00% per senior note with respect to any senior notes sold to certain institutions. Based on the sales to certain institutions, the total underwriting discount decreased, which increased the total proceeds to CBS Corp. by $70,150. See ‘‘Underwriting’’ beginning on page S-18 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the senior notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the senior notes will be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Luxembourg or Euroclear, against payment in New York, New York on or about March 27, 2007.

Joint Book-Running Managers

Citigroup	Merrill Lynch & Co.

Senior Co-Managers

Morgan Stanley	UBS Investment Bank	Wachovia Securities

Junior Co-Managers

Banc of America Securities LLC	A.G. Edwards	RBC Capital Markets

Prospectus Supplement dated March 20, 2007

Prospectus

In this prospectus supplement we use the terms ‘‘CBS Corp.’’, ‘‘the Company’’, ‘‘we,’’ ‘‘us,’’ and ‘‘our’’ to refer to CBS Corporation. References to ‘‘CBS Operations’’ are references to CBS Operations Inc.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by CBS Corp. None of CBS Corp., CBS Operations, or any of the underwriters has authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since then. None of CBS Corp., CBS Operations, or any of the underwriters is making an offer to sell the senior notes in any jurisdiction where the offer or sale is not permitted.

In connection with this offering, the underwriters (or persons acting on their behalf) may over-allot or effect transactions with a view to supporting the market price of the securities at a level higher than that which might otherwise prevail for a limited period after the issue date. However, the underwriters are under no obligation to do this. Such stabilizing, if commenced, may be discontinued at any time.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document.

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 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’), and section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as ‘‘believe,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘foresee,’’ ‘‘likely,’’ ‘‘will’’ or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others:

•	advertising market conditions generally;

•	changes in the public acceptance of our programming;

•	changes in technology and its effect on competition in our markets;

•	changes in the Federal Communications laws and regulations;

•	the impact of piracy on our products;

•	the impact of consolidation in the market for our programming;

•	other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and

•	other factors described in our news releases and filings with the Securities and Exchange Commission (the ‘‘SEC’’) including but not limited to the factors under the heading ‘‘Risk Factors’’ in our Form 10-K for the period ended December 31, 2006, which is incorporated by reference herein.

There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included in this prospectus supplement are only made as of the date of this prospectus supplement, and any forward-looking statements incorporated by reference herein are made only as of the date of the incorporated document. We expressly disclaim any obligation to update any forward-looking statement to reflect subsequent events or circumstances, except as otherwise required by applicable law or the rules and regulations promulgated by the SEC.

You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Further information concerning CBS Corp. and its businesses, including factors that potentially could materially affect CBS Corp.’s financial results, is included in news releases and other filings with the SEC, and Holders of Notes are encouraged to review these news releases and filings. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions and expectations proves to be inaccurate or is unrealized. CBS Corp. does not undertake responsibility for updating any of such information, whether as a result of new information, future events, or otherwise, except as required by law.

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SUMMARY

CBS Corporation

We are a mass media company with operations in the following segments:

•	TELEVISION: The Television segment consists of CBS Television, comprised of the CBS® Network, our 40 owned broadcast television stations (10 of which are subject to sale agreements) as of March 1, 2007, and CBS Paramount Network Television and CBS Television Distribution, our television production and syndication operations; Showtime Networks™, our premium subscription television program services; and CSTV: College Sports Television®, our cable network and online digital media business devoted to college athletics.

•	RADIO: The Radio segment owns and operates 144 radio stations in 31 United States markets through CBS Radio® as of March 1, 2007. CBS Radio also owns 20 radio stations, which are subject to sale agreements and are operated by the purchasers of such stations pursuant to local marketing agreements until the closings of these sales.

•	OUTDOOR: The Outdoor segment displays advertising on media, including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks, masts and stadium signage principally through CBS Outdoor®.

•	PUBLISHING: The Publishing segment consists of Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster®, Pocket Books®, Scribner® and Free Press™.

For the year ended December 31, 2006, contributions to CBS Corp.’s consolidated revenues from its segments were as follows: Television 66%, Radio 14%, Outdoor 15% and Publishing 6%. CBS Corp. generated approximately 11% of its total revenues from international regions in 2006. For the year ended December 31, 2006, approximately 65% and 17% of total international revenues of $1.58 billion were generated in Europe and Canada, respectively.

We were organized in Delaware in 1986. Our principal offices are located at 51 W. 52nd Street, New York, New York 10019 (telephone (212) 975-4321), and our website address is www.cbscorporation.com. Information contained in or connected to our website is not part of this prospectus supplement or the accompanying prospectus.

CBS Operations Inc.

CBS Operations, the guarantor of the senior notes, was organized under the laws of the State of Delaware in 1995 and has its corporate headquarters at 51 W. 52nd Street, New York, New York 10019. CBS Operations has 100 shares of common stock, par value $.01 per share, outstanding, all of which are held by CBS Corp. CBS Operations operates a full power broadcast television station in Tampa, Florida and a low power broadcast television station in Indianapolis, Indiana. The direct and indirect subsidiaries of CBS Operations operate Showtime, Simon & Schuster, CBS Paramount Network Television and twelve full power broadcast television stations (one of which is subject to a sale agreement). In addition, such subsidiaries hold the partnership interest in The CW, a new broadcast network that launched in Fall 2006.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the senior notes, see ‘‘Description of the Senior Notes’’ on page S-8 of this prospectus supplement.

Issuer	CBS Corporation

Securities offered	$700,000,000 aggregate principal amount of 6.750% senior notes due 2056.

Maturity	The senior notes will mature on March 27, 2056.

Interest	Interest on the senior notes will accrue at the rate of 6.750% per year, payable quarterly in cash in arrears on each March 27, June 27, September 27 and December 27, beginning on June 27, 2007.

Guarantee	The senior notes will be guaranteed on an unsecured senior basis by CBS Operations.

Ranking	The senior notes will be unsecured senior obligations of CBS Corp. and will rank equally with all of CBS Corp.’s existing and future unsecured senior obligations. As of December 31, 2006, CBS Corp. had approximately $6.9 billion of long-term indebtedness outstanding. As of December 31, 2006, CBS Operations had no long-term indebtedness outstanding, other than its guarantees of the senior debt of CBS Corp., all of which is fully and unconditionally guaranteed by CBS Operations, and its direct and indirect subsidiaries had approximately $69.9 million of long-term indebtedness outstanding.

The senior notes will be structurally subordinated to all obligations of our subsidiaries other than CBS Operations, including claims with respect to trade payables. As of December 31, 2006, our direct and indirect subsidiaries other than CBS Operations had approximately $171.3 million of indebtedness outstanding.

Sinking fund	None.

Optional redemption	We may redeem the senior notes, in whole or in part, at any time and from time to time on or after March 27, 2012 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may redeem all, but not less than all, of the senior notes in the event of certain developments affecting taxation. See ‘‘Description of the Senior Notes — Optional Redemption’’ and ‘‘Description of the Senior Notes — Redemption Upon a Tax Event.’’

Certain covenants	We will issue the senior notes under an indenture that will, among other things, limit our ability to:

•	consolidate, merge or sell all or substantially all of our assets;

•	create liens; and

•	enter into sale and leaseback transactions.

All of these limitations will be subject to a number of important qualifications and exceptions. See ‘‘Description of the Debt Securities’’ in the accompanying prospectus.

Form and settlement	The senior notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company (‘‘DTC’’) as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Luxembourg, or Euroclear (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other hand, will be effected in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary.

Markets	The senior notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers. See ‘‘Underwriting.’’

Listing	We intend to apply to list the senior notes on the New York Stock Exchange.

Use of proceeds	We intend to use the proceeds from this offering, after deducting fees and expenses related to this offering, principally to repay a portion of our 5.625% senior notes outstanding, and for general corporate purposes. See ‘‘Use of Proceeds.’’

Governing law	The senior notes and the indenture under which they will be issued will be governed by New York law.

Risk factors	See the risks that are described in the ‘‘Risk Factors’’ section of our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the factors you should consider carefully before deciding to invest in the senior notes.

Summary Historical Consolidated Financial Data

The summary historical consolidated financial data presented below have been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Statement of Operations Data
(in millions, except per share amounts)

	Year Ended December 31,(a)
	2006	2005(b)(c)	2004(b)(c)(d)	2003(b)	2002(b)(e)
Revenues	$14,320.2	$14,113.0	$14,138.3	$13,179.0	$12,789.5
Operating income (loss)	$2,606.4	$(6,869.5)	$(15,201.6)	$2,473.8	$2,538.5
Net earnings (loss) from continuing operations	$1,382.9	$(8,360.6)	$(16,428.7)	$1,089.7	$1,057.7
Net earnings from discontinued operations	$277.6	$1,271.5	$278.9	$345.7	$1,148.9
Net earnings (loss) before cumulative effect of accounting changes	$1,660.5	$(7,089.1)	$(16,149.8)	$1,435.4	$2,206.6
Net earnings (loss)	$1,660.5	$(7,089.1)	$(17,462.2)	$1,416.9	$725.7
Basic earnings (loss) per common share:
Net earnings (loss) from continuing operations	$1.81	$(10.59)	$(19.17)	$1.25	$1.21
Net earnings from discontinued operations	$.36	$1.61	$.33	$.40	$1.31
Net earnings (loss) before cumulative effect of accounting changes	$2.17	$(8.98)	$(18.84)	$1.65	$2.52
Net earnings (loss)	$2.17	$(8.98)	$(20.37)	$1.62	$.83
Diluted earnings (loss) per common share:
Net earnings (loss) from continuing operations	$1.79	$(10.59)	$(19.17)	$1.24	$1.19
Net earnings from discontinued operations	$.36	$1.61	$.33	$.39	$1.29
Net earnings (loss) before cumulative effect of accounting changes	$2.15	$(8.98)	$(18.84)	$1.63	$2.49
Net earnings (loss)	$2.15	$(8.98)	$(20.37)	$1.61	$.82
Dividends per common share	$.74	$.56	$.50	$.24	$—

Balance Sheet Data
(in millions)

	At December 31,(a)
	2006	2005(b)(c)	2004(b)(c)(d)	2003(b)	2002(b)(e)
Total assets:
Continuing operations	$43,225.6	$42,006.4	$49,280.9	$67,064.2	$67,480.5
Discontinued operations	$283.2	$1,023.2	$18,721.4	$23,161.3	$23,016.4
Total Assets	$43,508.8	$43,029.6	$68,002.3	$90,225.5	$90,496.9
Total debt:
Continuing operations	$7,042.3	$7,900.3	$9,363.6	$9,451.2	$9,665.0
Discontinued operations	$83.0	$153.2	$553.4	$630.0	$940.9
Total stockholders’ equity	$23,522.5	$21,737.0	$42,024.3	$63,205.0	$62,487.8

(a)	On June 30, 2006, CBS Corp. sold Paramount Parks to Cedar Fair, L.P. for $1.24 billion in cash. As a result, Paramount Parks is presented as a discontinued operation in the Company’s consolidated financial statements for all periods presented.

(b)	On December 31, 2005, the separation of former Viacom Inc. (‘‘Former Viacom’’) into two publicly traded entities, CBS Corp. and new Viacom Inc. (‘‘Viacom Inc.’’), was completed (the ‘‘Separation’’). Each outstanding share of Former Viacom common stock was converted into the right to receive .5 of a share of CBS Corp. Common Stock and .5 of a share of Viacom Inc. common stock and as a result, all share and per share data of Former Viacom have been adjusted for all periods presented. CBS Corp. has accounted for the Separation as a spin-off of Viacom Inc. and, accordingly, the results of Viacom Inc. have been presented as a discontinued operation in the Company’s consolidated financial statements.

(c)	In 2005, as a result of the Company’s annual goodwill impairment test performed in accordance with Statement of Financial Accounting Standards (‘‘SFAS’’) 142, ‘‘Goodwill and Other Intangible Assets’’ (‘‘SFAS 142’’), a non-cash charge of $9.48 billion ($9.46 billion, net of tax), or $11.98 per diluted share, was recorded to reduce the carrying amount of Television and Radio goodwill to their respective estimated fair values. In 2004, as a result of the Company’s annual goodwill impairment test, a non-cash charge of $18.0 billion ($17.89 billion, net of tax), or $20.87 per diluted share, was recorded to reduce the carrying amount of Radio and Outdoor goodwill and intangible assets to their respective estimated fair values.

(d)	In 2004, as a result of the initial adoption of Emerging Issues Task Force Topic No. D-108 ‘‘Use of Residual Method to Value Acquired Assets Other than Goodwill,’’ the Company recorded an after-tax charge of $1.31 billion, or $1.53 per diluted share, as a cumulative effect of accounting change, to reduce the intangible asset balances attributable to television stations’ FCC licenses.

(e)	In 2002, the initial adoption of SFAS 142 resulted in an after-tax non-cash charge of $1.48 billion, recorded as a cumulative effect of accounting change.

USE OF PROCEEDS

Our net proceeds from this offering are estimated to be approximately $678 million, after deducting the underwriting discounts and commissions. We expect to use the net proceeds from this offering principally to repay a portion of the Company’s 5.625% senior notes outstanding, which mature on May 1, 2007, and for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2006 on a historical basis and on a pro forma basis to reflect the issuance and sale of the senior notes in this offering and the application of the net proceeds as described herein, after deducting the underwriting discounts and commissions, but before deducting our estimated offering expenses. Pro forma information also reflects our purchase of approximately 47.3 million shares of our outstanding Class B common stock on March 6, 2007 as described in footnote (4) below.

	As of December 31, 2006
	Actual	Pro Forma
	(in millions, except per share amounts)
Cash and cash equivalents	$3,074.6	$2,346.6	(1)
Long-term debt (including current portion):
Continuing operations
Notes payable to banks	$3.1	$3.1
Senior debt (4.625% – 8.875%, due 2007 – 2051)(2)	6,923.2	6,923.2	(3)
Other Notes	0.8	0.8
Obligations under capital leases	115.2	115.2
6.750% Senior Notes due 2056	—	700.0
Total Debt	7,042.3	7,742.3	(3)
Stockholders’ equity
Class A common stock, par value $.001 per share; 375.0 shares authorized; 61.5 shares issued	0.1	0.1
Class B common stock, par value $.001 per share; 5,000.0 shares authorized; 715.5 shares issued	0.7	0.7
Additional paid-in-capital	44,259.3	44,259.3
Accumulated deficit	(20,175.9)	(20,175.9)
Accumulated other comprehensive loss	(246.3)	(246.3)
Less: Treasury stock, at cost(4)	315.4	1,721.4
Total Stockholders’ Equity	23,522.5	22,116.5
Total Capitalization	$30,564.8	$29,858.8

(1)	Pro forma cash and cash equivalents reflects actual cash and cash equivalents as of December 31, 2006, minus cash used to effect the purchase of approximately 47.3 million shares of our outstanding Class B common stock as described in note (4) below plus cash received out of the net proceeds of this offering. Pro forma cash and cash equivalents does not reflect the use of cash to repay a portion of our 5.625% senior notes outstanding, which mature on May 1, 2007.

(2)	Does not include long-term debt from discontinued operations of $83.0 million at December 31, 2006.

(3)	Pro forma senior debt (4.625%-8.875% due 2007-2051) and pro forma total debt do not reflect the use of cash to repay a portion of our 5.625% senior notes outstanding, which mature on May 1, 2007.

(4)	On March 6, 2007, we purchased approximately 47.3 million shares of our outstanding Class B common stock for approximately $1.4 billion through an accelerated share repurchase transaction in connection with our share repurchase program announced February 27, 2007. The cost of the shares is subject to adjustment based on the volume weighted average price of CBS Corp. Class B common stock over a specified period.

DESCRIPTION OF THE SENIOR NOTES

General

We provide information to you about the senior notes in two separate documents:

•	this prospectus supplement and

•	the accompanying prospectus.

The following statements about the senior notes are summaries and are subject to, and qualified in their entirety by reference to, the accompanying prospectus and the ‘‘senior indenture’’ referred to in the accompanying prospectus. See ‘‘Description of the Debt Securities’’ in the accompanying prospectus for additional information concerning the senior notes and the senior indenture. The following statements, therefore, do not contain all of the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the accompanying prospectus or the senior indenture for the definitions of such terms. The provisions of the senior indenture set forth the terms of the senior notes in greater detail than this prospectus supplement or the accompanying prospectus. If the statements in this prospectus supplement differ from the provisions of the senior indenture, the provisions of the senior indenture control. A copy of the senior indenture was filed with the SEC on July 3, 2001.

The senior notes:

•	are registered under the Securities Act of 1933, as amended;

•	will be unsecured obligations of CBS Corp.;

•	will rank equally with all other unsecured and unsubordinated indebtedness of CBS Corp. from time to time outstanding;

•	will be fully and unconditionally guaranteed by CBS Operations, which guarantee will rank equally with all other unsecured and unsubordinated indebtedness of CBS Operations from time to time outstanding;

•	will initially be limited to $700,000,000 aggregate principal amount of senior notes, which aggregate principal amount may, without the consent of holders, be increased in the future on the same terms as to status, CUSIP number or otherwise as the senior notes being offered hereby; and

•	will be issued in minimum denominations of $25 and in integral multiples thereof.

Each senior note will bear interest at a rate of 6.750% per annum. Interest will be payable on the senior notes on March 27, June 27, September 27 and December 27 of each year, beginning on June 27, 2007 and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the senior notes will accrue from and including the settlement date and will be paid to holders of record on the March 12, June 12, September 12 and December 12 immediately before the respective interest payment date.

The senior notes will mature on March 27, 2056. On the maturity date of the senior notes, the holders will be entitled to receive 100% of the principal amount of the senior notes. The senior notes do not provide for a sinking fund.

If any maturity date, redemption date or interest payment date falls on a Saturday, Sunday, legal holiday or day on which banking institutions in The City of New York are authorized by law to close, then payment of principal and interest, if any, may be made on the next succeeding business day and no interest will accrue because of such delayed payment.

As of December 31, 2006, CBS Corp. had approximately $6.9 billion of long-term indebtedness outstanding, all of which ranks equally in rank of payment with the senior notes. As of December 31, 2006, our direct and indirect subsidiaries, other than CBS Operations, had approximately $171.3 million of indebtedness outstanding. CBS Operations is a wholly owned subsidiary of CBS Corp. with no long-term indebtedness outstanding as of December 31, 2006, other than its guarantees of the senior debt of CBS Corp., all of which is fully and unconditionally guaranteed by CBS Operations. CBS Operations’ direct and indirect subsidiaries had approximately $69.9 million of long-term indebtedness outstanding as of December 31, 2006.

The senior notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. We are not required to make any payment to a holder with respect to any tax, assessment or other governmental charge imposed (by withholding or otherwise) by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the senior notes.

Further Issues

We may from time to time, without notice to or the consent of the holders of the senior notes, create and issue further senior notes ranking equally and ratably in all respects with the senior notes, or in all respects except for the payment of interest accruing prior to the issue date or except, in some circumstances, for the first payment of interest following the issue date of those further senior notes. Any such further senior notes will be consolidated with and form a single series with the senior notes currently being offered and will have the same terms as to status, CUSIP number or otherwise as the senior notes. Any such further senior notes will be issued pursuant to a resolution of our board of directors, a supplement to the senior indenture or under an officer’s certificate pursuant to the senior indenture.

Optional Redemption

Prior to March 27, 2012, we may not redeem the senior notes. We may redeem the senior notes, in whole or in part, at any time and from time to time on or after March 27, 2012, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

On and after the redemption date, interest will cease to accrue on the senior notes or any portion of the senior notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the senior notes to be redeemed on such date. If less than all of the senior notes are to be redeemed, the senior notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Additionally, we may at any time repurchase senior notes in the open market and may hold or surrender such senior notes to the Trustee for cancellation.

In the case of any partial redemption, selection of the senior notes for redemption will be made by the Trustee in compliance with the requirements of the principal U.S. national securities exchange, if any, on which the senior notes are listed or, if they are not listed on a U.S. national securities exchange, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.

The Trustee and Transfer and Paying Agent

The Bank of New York, acting through its principal corporate trust office at 101 Barclay Street, 8 West, New York, New York, is the Trustee for the senior notes and is the transfer and paying agent for the senior notes. Principal and interest will be payable, and the senior notes will be transferable, at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the senior notes. At the maturity of the senior notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such senior notes at the office of the Trustee.

Events of Default

See ‘‘Description of the Debt Securities—Defaults and Remedies’’ in the accompanying prospectus.

Application of Defeasance Provision

The accompanying prospectus contains a section entitled ‘‘Description of the Debt Securities —Defeasance and Covenant Defeasance.’’ That section describes provisions for the full defeasance and covenant defeasance of securities issued under the senior indenture. Those provisions will apply to the senior notes.

To effect full defeasance or covenant defeasance of the senior notes, we would be required to deliver to the Trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

Form and Title

The senior notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, known as DTC, as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Banking, Société Anonyme, which we refer to as ‘‘Clearstream Luxembourg,’’ or Euroclear Bank S.A./N.V., as operator of the Euroclear System (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold these interests in customers’ securities accounts in the names of their respective U.S. depositaries on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream Luxembourg, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear. Except under circumstances described below, our notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.

So long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee will be considered the sole owner or holder of our notes represented by the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal and interest payments on notes registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global notes. None of us, the trustee, any paying agent or registrar for our notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to these beneficial interests.

We expect that the depositary for our notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in ‘‘street name,’’ and will be the responsibility of these participants.

The Clearing Systems

DTC.    The depositary has advised us as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ within the meaning of the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code, and a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to the depositary, the foregoing information with respect to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream Luxembourg.    Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the senior notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear.    Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium as the ‘‘Euroclear operator.’’

The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

Non-participants of Euroclear may hold and transfer book-entry interests in the securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the ‘‘Terms and Conditions Governing Use of Euroclear’’ and the related operating procedures of the Euroclear System, and applicable Belgian law, which are collectively referred to as the ‘‘terms and conditions.’’ The terms and conditions govern transfers of notes and cash within Euroclear, withdrawals of notes and cash from Euroclear, and receipts of payments with respect to notes in Euroclear. All notes in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the senior notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the senior notes will be made in same-day U.S. dollar funds.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary. However, cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositary.

Because of time-zone differences, credits of notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits or any transactions in the senior notes settled during the processing will be reported to the relevant Clearstream Luxembourg or Euroclear participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although it is expected that DTC, Clearstream Luxembourg and Euroclear will follow the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue such procedures and such procedures may be changed or discontinued at any time.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on our senior notes such additional amounts as are necessary so that the net payment by us or a paying agent of the principal of and interest on our senior notes to a person that is a non-U.S. holder (as defined under the heading ‘‘United States Federal Income Taxation’’ below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of our senior notes had no withholding or deduction been required.

Our obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:

(a)	is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;

(b)	is or was a citizen or resident or is or was treated as a resident of the United States;

(c)	is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or is or was a corporation that has accumulated earnings to avoid United States federal income tax; or

(d)	is or was a ‘‘10-percent shareholder’’ of CBS Corp.;

(2)	to any holder that is not the sole beneficial owner of our senior notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of our senior notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by CBS Corp. or a paying agent from the payment;

(5)	to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(6)	to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

(7)	to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any senior note, if such payment can be made without such withholding by any other paying agent; or

(8)	in the case of any combination of the above items.

Our senior notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading ‘‘—Payment of Additional Amounts’’ and under the heading ‘‘—Redemption Upon a Tax Event,’’ we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

In particular, we will not pay additional amounts on any senior note

•	where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Council Directive 2003/48/EC of June 3, 2003 on the taxation of savings income in the form of interest payments, or any law implementing or complying with, or introduced in order to conform to, that Directive; or

•	presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent in a member state of the European Union.

Redemption Upon a Tax Event

If (a) we become or will become obligated to pay additional amounts as described herein under the heading ‘‘—Payment of Additional Amounts’’ as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or (b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, our senior notes on any interest payment date on not less than 30 nor more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. However, we may determine, in our business judgment, that the obligation to pay these additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under our senior notes. No redemption pursuant to (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading ‘‘—Payment of Additional Amounts’’ and we shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem our senior notes pursuant to their terms.

UNITED STATES FEDERAL INCOME TAXATION

This summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of senior notes, subject to the limitations stated below. This summary is based on the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary provides general information only and does not address all of the U.S. federal income tax consequences that may be applicable to a holder of senior notes. It does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the U.S. federal income tax law, such as individual retirement and other tax-deferred accounts, dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt organizations, persons holding senior notes as a hedge, as a position in a straddle for tax purposes, or as part of a ‘‘synthetic security’’ or other integrated investment comprised of senior notes and one or more other investments, U.S. holders (as defined below) whose functional currency is other than the U.S. dollar, or certain U.S. expatriates. This summary is limited to initial purchasers who hold senior notes as a capital asset within the meaning of Section 1221 of the Code. Persons considering the purchase of senior notes should consult their own tax advisors concerning the application of the U.S. federal income tax law to their particular situations, as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction.

For purposes of the following discussion, the term ‘‘U.S. holder’’ means a beneficial owner of senior notes who is an individual who is a citizen or resident of the United States, an estate subject to U.S. federal income taxation without regard to the source of its income, a corporation or other business entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or a trust if a valid election to be treated as a U.S. person, as defined in the Code, is in effect with respect to such trust or both: (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and (y) one or more U.S. persons have the authority to control all substantial decisions of the trust. The term ‘‘non-U.S. holder’’ means a beneficial owner of senior notes who is an individual, estate, corporation or trust that is not a U.S. holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of senior notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of senior notes that is a partnership and partners in such partnership should consult their tax advisors.

Treatment of Senior Notes

We believe that the senior notes constitute indebtedness for U.S. federal income tax purposes, and the following discussion assumes such treatment. No ruling has been or will be obtained from the Internal Revenue Service (the ‘‘IRS’’) regarding the U.S. federal income tax treatment of the senior notes, and no assurances can be given that the IRS will not take a contrary position.

U.S. Holders

Payments of Interest on Senior Notes

Payment of interest on senior notes will be taxable to a U.S. holder as ordinary interest income at the time it is accrued or received in accordance with the U.S. holder’s method of tax accounting.

Sale, Exchange or Retirement of Senior Notes

Upon the sale, exchange or retirement of senior notes, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement,

except to the extent such amount is attributable to accrued but unpaid interest, and the holder’s tax basis in the senior notes. Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the senior notes were held for more than one year. Under current law, long-term capital gains of non-corporate taxpayers are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Subject to the discussion of backup withholding below, payments of interest by us or our agent (in its capacity as such) to any non-U.S. holder will generally not be subject to U.S. federal withholding tax, provided that:

(1)	such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	such holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership;

(3)	such holder is not a bank receiving interest described in Code Section 881(c)(3)(A); and

(4)	neither we nor our agent has actual knowledge or reason to know that such holder is a U.S. person, and either

(a)	such holder properly certifies to us or our agent, under penalties of perjury, that such holder is not a U.S. person and provides its name and address (which certification can be made on IRS Form W-8BEN or a suitable substitute); or

(b)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a ‘‘financial institution’’) properly certifies to us or our agent, under penalties of perjury (which certification can be made on IRS Form W-8IMY or a suitable substitute), that the certification described in clause (4)(a) above has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner and delivers to us or our agent a copy of the certification described in clause (4)(a) above.

Alternatively, these certification requirements will not apply if the non-U.S. holder holds the senior notes through a ‘‘qualified intermediary’’ (which is a non-U.S. office of a bank, securities dealer or similar intermediary that has signed an agreement with the IRS concerning withholding tax procedures), the qualified intermediary has sufficient information in its files to indicate that the holder is a non-U.S. holder and the intermediary complies with IRS requirements. Special rules may apply with respect to notes held by a foreign partnership. Prospective investors, including foreign partnerships and their partners and holders who hold their senior notes through a qualified intermediary, should consult their tax advisers regarding possible reporting requirements.

If a non-U.S. holder cannot satisfy the requirements of the ‘‘portfolio interest’’ exemption described above, payments of interest made to such holder generally will be subject to a 30% withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless another exemption applies and such holder complies with the relevant certification requirements. Any prospective investor who could not satisfy the portfolio interest exemption requirements described above should consult its tax advisors prior to making an investment in the senior notes.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the senior notes is effectively connected with the conduct of such trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, such holder, although exempt from U.S. federal withholding tax (by reason of the delivery of a properly completed IRS Form W-8ECI or suitable substitute), will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits, as defined in the Code, for the taxable year, subject to adjustments.

Subject to the discussion of backup withholding below, any capital gain realized by a non-U.S. holder upon the sale, exchange or retirement of senior notes will not be subject to U.S. federal income or withholding taxes unless: (i) such gain is effectively connected with a U.S. trade or business of the holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or (ii) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on senior notes and to certain payments of proceeds of the sale or retirement of senior notes. We, our paying agent or certain other parties, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a current rate of 28% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements.

Backup withholding and information reporting generally will not apply to payments made by us or our agent (in its capacity as such) to a holder of senior notes who has provided the required certification under penalties of perjury that such holder is not a U.S. person as set forth in clause (4) under ‘‘—Non-U.S. Holders’’ or has otherwise established an exemption (provided that neither we nor such agent has actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied). However, we and other payors may be required to report payments of interest on your senior notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the required information is timely furnished to the IRS. Holders should consult their own tax advisors regarding the filing of a U.S. tax return and the claiming of a credit or refund of such backup withholding taxes.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the senior notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the senior notes indicated in the following table. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.

Underwriters	Principal Amount of Senior Notes
Citigroup Global Markets Inc.	$108,430,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$108,430,000
Morgan Stanley & Co. Incorporated	$108,430,000
UBS Securities LLC	$108,430,000
Wachovia Capital Markets, LLC	$108,430,000
Banc of America Securities LLC	$42,000,000
A.G. Edwards & Sons, Inc.	$28,000,000
RBC Dain Rauscher Inc.	$28,000,000
Charles Schwab & Co., Inc.	$2,800,000
Credit Suisse Securities (USA) LLC	$2,800,000
Deutsche Bank Securities Inc.	$2,800,000
Dresdner Kleinwort Securities LLC	$2,800,000
H&R Block Financial Advisors, Inc.	$2,800,000
J.P. Morgan Securities Inc.	$2,800,000
Janney Montgomery Scott LLC	$2,800,000
Lehman Brothers Inc.	$2,800,000
Oppenheimer & Co. Inc.	$2,800,000
Raymond James & Associates, Inc.	$2,800,000
SG Americas Securities, LLC	$2,800,000
Wells Fargo Securities, LLC	$2,800,000
B.C. Ziegler and Company	$875,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	$875,000
C. L. King & Associates, Inc.	$875,000
Crowell, Weedon & Co.	$875,000
D.A. Davidson & Co.	$875,000
Daiwa Securities America Inc.	$875,000
Davenport & Company LLC	$875,000
Doley Securities, LLC.	$875,000
Ferris, Baker Watts, Incorporated	$875,000
Fifth Third Securities, Inc.	$875,000
Guzman & Company	$875,000
J.J.B. Hilliard, W.L. Lyons, Inc.	$875,000
Jefferies & Company, Inc.	$875,000
Keefe, Bruyette & Woods, Inc.	$875,000
Mesirow Financial, Inc.	$875,000
Mizuho Securities USA Inc.	$875,000
Morgan Keegan & Company, Inc.	$875,000
Muriel Siebert & Co., Inc.	$875,000
Pershing LLC	$875,000
Piper Jaffray & Co.	$875,000

Underwriters	Principal Amount of Senior Notes
Robert W. Baird & Co. Incorporated	$875,000
Samuel A. Ramirez & Co., Inc.	$875,000
Stifel, Nicolaus & Company, Incorporated	$875,000
Stone & Youngberg LLC	$875,000
SunTrust Capital Markets, Inc.	$875,000
TD Ameritrade, Inc.	$875,000
The Williams Capital Group, L.P.	$875,000
Vining-Sparks IBG, Limited Partnership	$875,000
Wedbush Morgan Securities Inc.	$875,000
William Blair & Company, L.L.C.	$875,000
Total	$700,000,000

The underwriters are committed to take and pay for all of the senior notes being offered, if any are taken.

Commissions and Discounts

An underwriting discount of 3.15% per senior note will be paid by CBS Corp.; provided, however, that for sales to certain institutions, an underwriting discount of 2.00% per senior note will be paid by CBS Corp. The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering based on an average weighted underwriting discount for retail and institutional sales of approximately 3.14%.

Per senior note	$0.7850
Total	$21,979,850

Senior notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any senior notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 2.00% (1.20% in the case of sales to certain institutions) of the principal amount of the senior notes. Any such securities dealers may resell any senior notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 1.80% (1.00% in the case of sales to certain institutions) of the principal amount of the senior notes. If all the senior notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

New Issue of Senior Notes

The senior notes are a new issue of securities with no established trading market. We intend to list the senior notes on the New York Stock Exchange. We expect trading in the senior notes on the New York Stock Exchange to begin within 30 days after the original issue date. The senior notes are expected to trade ‘‘flat.’’ This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the senior notes that is not included in the trading price. Currently there is no public market for the senior notes.

We have been advised by the underwriters that they presently intend to make a market in the senior notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell senior notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of senior notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering is in progress.

The underwriters also may impose a penalty bid.  This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased senior notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the senior notes. As a result, the price of the senior notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions

General

The senior notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the senior notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the senior notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

United Kingdom

Each underwriter has represented and agreed that: (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, known as ‘‘FSMA’’) received by it in connection with the issue or sale of the senior notes in circumstances in which Section 21(1) of the FSMA does not apply to CBS Corp. or CBS Operations and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

European Union Prospectus Directive

In relation to each Member State of the European Economic Area (the member states of the European Union as well as Iceland, Norway and Liechtenstein) which has implemented the Prospectus Directive (each a ‘‘Relevant Member State’’), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’), it has not made and will not make an offer of senior notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the senior notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of senior notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last fiscal year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by CBS Corp. or CBS Operations of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression ‘‘offer of senior notes to the public’’ in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe for the senior notes, as the same may be varied in the Member State by any measure implementing the Prospectus Directive in that Member State, and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

Each of the underwriters has represented and agreed that: (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any senior notes other than (a) to ‘‘professional investors’’ as defined in the Securities and Futures Ordinance of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a ‘‘prospectus’’ as defined in the Companies Ordinance of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the senior notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ as defined in the Securities and Futures Ordinance of Hong Kong and any rules made under that Ordinance.

Japan

The senior notes have not been and will not be registered under the Securities and Exchange Law of Japan, as amended, (the ‘‘SEL’’) and each of the underwriters has severally represented and agreed that the senior notes being purchased by it will be purchased by it as principal and that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the senior notes in Japan or to, or for the benefit of, any resident of Japan or to any others for reoffering or resale, directly or indirectly in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of the SEL available thereunder and otherwise in compliance with the SEL and the other relevant laws and regulations.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 257(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA; in each case, subject to compliance with conditions set forth in the SFA.

Whether the senior notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the senior notes under Section 275 except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (2) where no consideration is given for the transfer; or (3) where the transfer is by operation of law.

Expenses and Indemnification

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $700,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses.

Other

We have been advised that certain underwriters may make the senior notes available for distribution on the Internet through a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. We have also been advised by such underwriters that Market Axess Corporation is providing the system as a conduit for communications between such underwriters and their respective customers and is not a party to any transactions. Market Axess Corporation is a registered broker-dealer and will receive compensation from such underwriters based on transactions conducted through the system. Such underwriters will make the senior notes available to their respective customers through the Internet on the same terms as distributions of the senior notes made through other channels. Other than this prospectus supplement, the accompanying prospectus and any registration statement of which they form a part, each in electronic format as filed with the SEC, the information on any web site is not a part of this prospectus supplement, the accompanying prospectus or any registration statement of which they form a part.

We expect to deliver the securities against payment therefore in New York City on or about the expected settlement date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement and of the pricing of securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the pricing date or the next succeeding business day will be required, by virtue of the fact that the securities initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

Our Class A common stock and Class B common stock are listed on the New York Stock Exchange. Information about us also is available at the New York Stock Exchange. In accordance with U.S. securities laws, CBS Operations is not obligated to file annual, quarterly and current reports, proxy statements and other information with the SEC. Accordingly, CBS Operations does not file separate financial statements with the SEC and does not independently publish its financial statements. CBS Operations’ financial condition, results of operations and cash flows are consolidated into the financial statements of CBS Corp.

We are ‘‘incorporating by reference’’ specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, including filings made after the date of the initial registration statement, to the extent not superseded, until this offering is complete:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Current Reports on Form 8-K filed on May 26, 2006 (but only with respect to Item 5.02), September 7, 2006, October 27, 2006, December 15, 2006 (but only with respect to Item 5.02), January 31, 2007, February 27, 2007 (two filings) (but only with respect to Item 8.01 of each filing), March 9, 2007, March 12, 2007 and March 16, 2007; and

•	Our definitive Proxy Statement filed on April 14, 2006.

You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

CBS Corporation
51 W. 52nd Street
New York, New York 10019
Attention: Investor Relations
Phone Number: (212) 975-4321

 LEGAL MATTERS

The validity of the senior notes and the guarantees will be passed upon for us and for CBS Operations by Shearman & Sterling LLP, New York, New York, and for the underwriters by Hughes Hubbard & Reed LLP, New York, New York. Hughes Hubbard & Reed LLP has performed and performs legal services for us, CBS Operations, and certain of our affiliates from time to time.

 EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

P R O S P E C T U S

$5,000,000,000

CBS CORPORATION

Certain securities of which are unconditionally
guaranteed as to payment of principal and
interest by CBS Operations Inc.
(a wholly owned subsidiary of CBS Corporation)

We may offer and sell, from time to time, in one or more offerings and series, together or separately:

•	senior debt securities of CBS Corp.;

•	senior subordinated debt securities of CBS Corp.; and

•	guarantees of CBS Operations of any of the foregoing.

When we offer securities we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2007.

 ABOUT THIS PROSPECTUS

EXPLANATORY NOTE:    This prospectus forms part of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the ‘‘SEC’’) by the former Viacom Inc. (‘‘Former Viacom’’) on May 31, 2001, as amended. On December 31, 2005, the Former Viacom separated into two publicly traded companies: the existing company, which was renamed CBS Corporation, and a new company, which was named Viacom Inc.

This prospectus is part of a registration statement that we filed with the SEC utilizing the ‘‘shelf’’ registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $5,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading ‘‘Where You Can Find More Information.’’

In this prospectus we use the terms ‘‘CBS Corp.,’’ ‘‘the Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our’’ to refer to CBS Corporation. References to ‘‘CBS Operations’’ are references to CBS Operations Inc. References to ‘‘senior debt securities’’ are references to the senior debt securities that may be issued under the senior indenture; references to ‘‘senior subordinated debt securities’’ are references to the senior subordinated debt securities that may be issued under the senior subordinated indenture; and references to ‘‘debt securities’’ are references to both the senior debt securities and the senior subordinated debt securities. References to ‘‘securities’’ include any security that we might sell under this prospectus or any prospectus supplement. References to ‘‘$’’ and ‘‘dollars’’ are to United States dollars.

You should rely only on the information contained in or incorporated by reference in this prospectus and any free writing prospectus authorized by CBS Corp. Neither CBS Corp. nor CBS Operations has authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. Neither CBS Corp. nor CBS Operations is making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

Our Class A common stock and Class B common stock are listed on the New York Stock Exchange. Information about us also is available at the New York Stock Exchange. In accordance with U.S. securities laws, CBS Operations is not obligated to file annual, quarterly and current reports, proxy statements and other information with the SEC. Accordingly, CBS Operations does not file separate financial statements with the SEC and does not independently publish its financial statements. CBS Operations’ financial condition, results of operations and cash flows are consolidated into the financial statements of CBS Corp.

We are ‘‘incorporating by reference’’ specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, including filings made after the date of the initial registration statement, to the extent not superseded, until this offering is complete:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Current Reports on Form 8-K filed on May 26, 2006 (but only with respect to Item 5.02), September 7, 2006, October 27, 2006, December 15, 2006 (but only with respect to Item 5.02), January 31, 2007, February 27, 2007 (two filings) (but only with respect to Item 8.01 of each filing), March 9, 2007, March 12, 2007 and March 16, 2007; and

•	Our definitive Proxy Statement filed on April 14, 2006.

You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

CBS Corporation
51 W. 52nd Street
New York, New York 10019
Attention: Investor Relations
Phone Number: (212) 975-4321

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’), and section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as ‘‘believe,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘foresee,’’ ‘‘likely,’’ ‘‘will’’ or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others:

•	advertising market conditions generally;

•	changes in the public acceptance of our programming;

•	changes in technology and its effect on competition in our markets;

•	changes in the Federal Communications laws and regulations;

•	the impact of piracy on our products;

•	the impact of consolidation in the market for our programming;

•	other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and

•	other factors described in our news releases and filings with the SEC including but not limited to the factors under the heading ‘‘Risk Factors’’ in our Form 10-K for the period ended December 31, 2006, which is incorporated by reference herein.

There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included in this prospectus are only made as of the date of this prospectus and any forward-looking statements incorporated by reference herein are made only as of the date of the incorporated document. We expressly disclaim any obligation to update any forward-looking statement to reflect subsequent events or circumstances, except as otherwise requried by applicable law or the rules and regulations promulgated by the SEC.

You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus.

Further information concerning CBS Corp. and its businesses, including factors that potentially could materially affect CBS Corp.’s financial results, is included in news releases and other filings with the SEC, and Holders of Notes are encouraged to review these news releases and filings. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions and expectations proves to be inaccurate or is unrealized. CBS Corp. does not undertake responsibility for updating any of such information, whether as a result of new information, future events, or otherwise, except as required by law.

THE COMPANY

We are a mass media company with operations in the following segments:

•	TELEVISION: The Television segment consists of CBS Television, comprised of the CBS® Network, our 40 owned broadcast television stations (10 of which are subject to sale agreements) as of March 1, 2007, and CBS Paramount Network Television and CBS Television Distribution, our television production and syndication operations; Showtime Networks™, our premium subscription television program services; and CSTV: College Sports Television®, our cable network and online digital media business devoted to college athletics.

•	RADIO: The Radio segment owns and operates 144 radio stations in 31 United States markets through CBS Radio® as of March 1, 2007. CBS Radio also owns 20 radio stations, which are subject to sale agreements and are operated by the purchasers of such stations pursuant to local marketing agreements until the closings of these sales.

•	OUTDOOR: The Outdoor segment displays advertising on media, including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks, masts and stadium signage principally through CBS Outdoor®.

•	PUBLISHING: The Publishing segment consists of Simon & Schuster, which publishes and distributes consumer books under imprints such as Simon & Schuster®, Pocket Books®, Scribner® and Free Press™.

For the year ended December 31, 2006, contributions to CBS Corp.’s consolidated revenues from its segments were as follows: Television 66%, Radio 14%, Outdoor 15% and Publishing 6%. CBS Corp. generated approximately 11% of its total revenues from international regions in 2006. For the year ended December 31, 2006, approximately 65% and 17% of total international revenues of $1.58 billion were generated in Europe and Canada, respectively.

We were organized in Delaware in 1986. Our principal offices are located at 51 W. 52nd Street, New York, New York 10019 (telephone (212) 975-4321), and our website address is www.cbscorporation.com. Information contained in or connected to our website is not part of this prospectus.

 THE GUARANTOR

CBS Operations, the guarantor of the senior notes, was organized under the laws of the State of Delaware in 1995 and has its corporate headquarters at 51 W. 52nd Street, New York, New York 10019. CBS Operations has 100 shares of common stock, par value $.01 per share, outstanding, all of which are held by CBS Corp. CBS Operations operates a full power broadcast television station in Tampa, Florida and a low power broadcast television station in Indianapolis, Indiana. The direct and indirect subsidiaries of CBS Operations operate Showtime, Simon & Schuster, CBS Paramount Network Television and twelve full power broadcast television stations (one of which is subject to a sale agreement). In addition, such subsidiaries hold the partnership interest in The CW, a new broadcast network that launched in Fall 2006.

 USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of our securities for general corporate purposes, including acquisitions, repayment of borrowings, working capital, capital expenditures and stock repurchases.

 RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for CBS Corp. are set forth below for each year in the five-year period ended December 31, 2006.

For purposes of computing the following ratios, earnings represents income from continuing operations before fixed charges and taxes. Fixed charges represent interest expense, amortization of capitalized interest and such portion of rental expense that represents an appropriate interest factor.

	Year Ended December 31,
	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	4.0x	Note a	Note a	3.2x	3.1x

Note a: Earnings are inadequate to cover fixed charges due to the 2005 and 2004 non-cash impairment charges of $9.48 billion and $18.0 billion, respectively. The dollar amounts of the earnings deficiencies are $7.55 billion and $15.84 billion in 2005 and 2004, respectively.

DESCRIPTION OF THE DEBT SECURITIES

The following description of CBS Corp.’s debt securities to be issued under the debt indentures summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. The following description also describes the specific terms of CBS Corp.’s debt securities and the extent, if any, to which the general provisions summarized may apply to any series of its debt securities in the prospectus supplement relating to such series. References to ‘‘senior debt securities’’ are references to the senior debt securities that may be issued under the senior indenture; references to ‘‘senior subordinated debt securities’’ are references to the senior subordinated debt securities that may be issued under the senior subordinated indenture; and references to ‘‘debt securities’’ are references to both the senior debt securities and the senior subordinated debt securities.

CBS Corp. may issue its senior debt securities from time to time, in one or more series under a senior indenture between CBS Corp. and The Bank of New York, as senior trustee, or another senior trustee named in a prospectus supplement. We refer to this indenture as the ‘‘senior indenture.’’ The senior indenture is filed as an exhibit to the registration statement of which this prospectus is a part. CBS Corp. may issue its senior subordinated debt securities from time to time, in one or more series under a senior subordinated indenture between CBS Corp. and The Bank of New York, as senior subordinated trustee, or another senior subordinated trustee named in a prospectus supplement. We refer to this indenture as the ‘‘senior subordinated indenture.’’ The senior subordinated indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Together the senior indenture and the senior subordinated indenture are referred to as the ‘‘debt indentures.’’ The trustee under the senior indenture is called the ‘‘senior debt trustee,’’ and the trustee under the senior subordinated indenture is called the ‘‘senior subordinated debt trustee’’. Together the senior debt trustee and the senior subordinated debt trustee are called the ‘‘debt trustees’’.

None of the indentures limits the amount of debt securities that may be issued. The applicable indenture provides that debt securities may be issued up to an aggregate principal amount authorized by CBS Corp. and may be payable in any currency or currency unit designated by CBS Corp.

General

CBS Corp. will issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of their sale. CBS Corp. may issue debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. CBS Corp. will describe the material United States federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

You should refer to the prospectus supplement for the following terms of the debt securities offered by this registration statement:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which CBS Corp. will issue the debt securities;

•	the date or dates on which the debt securities will mature;

•	the annual interest rate or rates of the debt securities, or the method of determining the rate or rates;

•	the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

•	whether the debt securities will be guaranteed by CBS Operations;

•	the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

•	the currency, currencies or currency units for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

•	if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at CBS Corp.’s election or the purchaser’s election, the manner in which the election may be made;

•	if the amount of payments on the debt securities is determined by an index based on one or more currencies or currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts may be determined;

•	the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

•	the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any person, including CBS Corp.;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the applicable debt indenture.

If CBS Corp. sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, any material United States federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

Unless specified otherwise in a prospectus supplement, the principal of, premium on, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable debt trustee in New York, New York. However, CBS Corp. may make payment of interest, at its option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the debt trustee, CBS Corp. or its agents.

Unless specified otherwise in a prospectus supplement, CBS Corp. will issue the debt securities in registered form and in denominations of $1,000 and any integral multiple of $1,000. Bearer securities, other than those issued in global form, will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of any debt securities, but CBS Corp. may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

CBS Corp.’s rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any CBS Corp. subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that CBS Corp.’s claims as a creditor of the subsidiary may be recognized.

Guarantees

CBS Operations may unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and any interest on the debt securities when and as the same shall become due and payable, whether at maturity, upon redemption, upon acceleration or otherwise. The guarantees of the debt securities will be endorsed on the debt securities.

Various federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of any guarantee issued by CBS Operations. The applicable debt indentures provide that in the event that the guarantees would constitute or result in a fraudulent transfer or conveyance for purposes of, or result in a violation of, any United States federal, or applicable United States state, fraudulent transfer or conveyance or similar law, then the liability of CBS Operations under the guarantees shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law. Application of this clause could limit the amount which holders of debt securities may be entitled to collect under the guarantees. Holders, by their acceptance of the debt securities, will have agreed to such limitations.

To the extent that a court were to find that (x) a guarantee was incurred by CBS Operations with the intent to hinder, delay or defraud any present or future creditor or (y) CBS Operations did not receive fair consideration or reasonably equivalent value for issuing its guarantee and CBS Operations (i) was insolvent or rendered insolvent by reason of the issuance of the guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of CBS Operations constituted unreasonably small capital to carry on its business or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could subordinate or avoid all or part of such guarantee in favor of CBS Operations’ other creditors. To the extent any guarantee issued by CBS Operations was voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of any debt securities guaranteed by CBS Operations could cease to have any claim against CBS Operations and would be creditors solely of CBS Corp.

We and CBS Operations believe that the issuances of the guarantees by CBS Operations are not fraudulent conveyances. There can be no assurance, however, that a court passing on such questions would reach the same conclusions. In rendering their opinions on the validity of the senior debt securities and senior subordinated securities and, if applicable, the related guarantees, neither our counsel, counsel for CBS Operations nor counsel for any initial purchaser or underwriter will express any opinion as to federal or state laws relating to fraudulent transfers.

Ranking

The senior debt securities will be unsecured senior obligations of CBS Corp. and will rank equally in right of payment with all of CBS Corp.’s other unsecured and unsubordinated indebtedness. The guarantees on the senior debt securities will be unsecured senior obligations of CBS Operations and will rank equally in right of payment with all of CBS Operations’ other unsecured and unsubordinated indebtedness.

The senior subordinated debt securities will be unsecured senior subordinated obligations of CBS Corp. and will be subordinated in right of payment to CBS Corp.’s senior indebtedness. The guarantees on the senior subordinated debt securities will be unsecured senior subordinated obligations of CBS Operations and will be subordinated in right of payment to CBS Operations’ senior indebtedness.

The debt securities and the guarantees will be effectively subordinated to any secured indebtedness of CBS Corp. or CBS Operations, as the case may be, to the extent of the value of the assets securing such indebtedness. The debt indentures do not limit the amount of debt that CBS Corp., CBS Operations or their respective subsidiaries can incur.

In addition, both CBS Operations and CBS Corp. conduct their operations through subsidiaries, which generate a substantial portion of their respective operating income and cash flow. As a result, distributions or advances from subsidiaries of CBS Corp. and CBS Operations are a major source of funds necessary to meet their respective debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiaries’ financial condition and operating requirements, may limit the ability of CBS Corp. or CBS Operations to obtain cash required to pay CBS Corp.’s debt service obligations, including payments on the debt securities, or CBS Operations’ payment obligations under the guarantees. The debt securities (whether senior or subordinated obligations of CBS Corp.) will be structurally subordinated to all obligations of CBS Corp.’s subsidiaries (other than CBS Operations, to the extent such debt securities are guaranteed) including claims with respect to trade payables. The guarantees (whether senior or subordinated obligations of CBS Operations) will be structurally subordinated to all obligations of CBS Operations’ subsidiaries, including claims with respect to trade payables. This means that holders of the debt securities of CBS Corp. will have a junior position to the claims of creditors of CBS Corp.’s subsidiaries (other than CBS Operations, to the extent such debt securities are guaranteed) on the assets and earnings of such subsidiaries. Holders of guarantees of CBS Operations, if any, will have a junior position to the claims of creditors of CBS Operations’ subsidiaries on the assets and earnings of such subsidiaries and will have no claim by virtue of such guarantees against CBS Corp. or any subsidiary of CBS Corp. that is not a subsidiary of CBS Operations. As of December 31, 2006, CBS Corp.’s subsidiaries, other than CBS Operations, had approximately $171.3 million of indebtedness outstanding, while CBS Operations’ subsidiaries had approximately $69.9 million of indebtedness outstanding.

Global Securities

CBS Corp. may issue debt securities of a series, in whole or in part, in the form of one or more global securities and will deposit them with or on behalf of a depositary identified in the prospectus supplement relating to that series. CBS Corp. may issue global securities in fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part, for the individual debt securities represented thereby, a global security may only be transferred among the depositary, its nominees and any successors.

The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by CBS Corp. if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through these participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

•	the applicable depositary or its nominee, with respect to interests of depositary participants; and

•	the records of depositary participants, with respect to interests of persons other than depositary participants.

The laws of some states require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security or its nominee is the registered owner of that global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable debt indenture. Except as provided below, owners of beneficial interests in a global security will:

•	not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

•	not receive or be entitled to receive physical delivery of any debt security of that series in definitive form; and

•	not be considered the owners or holders thereof under the applicable debt indenture governing the debt securities.

Further Issues

Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders, for issuances of additional debt securities of such series.

Payment and Paying Agents

Payments of principal of, any premium on, and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither CBS Corp., the debt trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

CBS Corp. expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. CBS Corp. also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in ‘‘street name.’’ The payments will be the responsibility of those participants.

Merger, Consolidation or Sale of Assets

Under the terms of the debt indentures, CBS Corp. and CBS Operations generally would be permitted to consolidate or merge with another entity or to sell all or substantially all of our respective assets to another entity, subject to CBS Corp. and CBS Operations meeting all of the following conditions:

•	the resulting entity (other than CBS Corp. or CBS Operations) must agree through a supplemental indenture to be legally responsible for the debt securities;

•	immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

•	the surviving entity to the transaction must be a corporation organized under the laws of a state of the United States;

•	CBS Corp. or CBS Operations, as the case may be, must deliver certain certificates and documents to the debt trustee; and

•	CBS Corp. and CBS Operations, if applicable, must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

We and CBS Operations may merge or consolidate with, or sell all or substantially all of our assets to each other or any of our Subsidiaries. When we make reference in this section to the sale of ‘‘all or substantially all of our assets,’’ we mean property and assets generating revenues representing, in the aggregate, at least 80% of our total consolidated revenues.

In the event that CBS Corp. or CBS Operations consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for CBS Corp. or CBS Operations, as the case may be, under the debt indentures and CBS Corp. or CBS Operations, as the case may be, shall be discharged from all of its obligations under the debt indentures.

Limitations on Liens

We covenant in the debt indentures that we will not create, assume or permit any Lien on any of our properties or assets, unless we secure the debt securities at least equally and ratably to the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of our total consolidated assets, reduced by the Attributable Debt related to any permitted sale and leaseback arrangement. See ‘‘—Limitations on Sale and Leaseback Transactions’’ below. The restrictions do not apply to Capitalized Leases or Indebtedness that is secured by:

•	Liens existing, in the case of any debt securities, on the date such debt securities are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation);

•	Liens in favor of us or our Subsidiaries; and

•	Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

Limitations on Sale and Leaseback Transactions

We covenant in the debt indentures that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the debt securities are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) which has been or is to be sold by us or the Restricted Subsidiary to the person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

•	we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under ‘‘Limitations on Liens’’ without having to secure equally and ratably the debt securities;

•	the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our board of directors in good faith) of the property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the debt securities and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

•	the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

The term ‘‘Attributable Debt,’’ with regard to a sale and leaseback arrangement of a Principal Property, is defined in the debt indentures as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our board of directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the debt indentures.

The term ‘‘Principal Property’’ is defined in the debt indentures to include any parcel of our or our Restricted Subsidiaries’ real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.0 billion. The term ‘‘Principal Property’’ does not include any telecommunications equipment or parcels of real property and related fixtures or improvements that are determined in good faith by our board of directors not to be of material importance to our and our Subsidiaries’ total business. As of the date of this prospectus, neither we nor any of our Subsidiaries own any Principal Property.

Defaults and Remedies

Holders of debt securities will have specified rights if an Event of Default (as defined below) occurs in respect of the debt securities of that series, as described below.

The term ‘‘Event of Default’’ in respect of the debt securities of a particular series means any of the following:

•	CBS Corp. does not pay interest on a debt security of such series within 30 days of its due date;

•	CBS Corp. does not pay the principal of or any premium on a debt security of such series when due and payable, at its maturity, or upon its acceleration or redemption;

•	CBS Corp. remains in breach of a covenant or warranty in respect of the senior indenture for 60 days after CBS Corp. receives a written notice of default; the notice must be sent by either the debt trustee or holders of at least 25% in principal amount of a series of outstanding debt securities; or

•	CBS Corp. or CBS Operations, if guarantees are issued, files for bankruptcy, or other events of bankruptcy specified in the applicable debt indenture, insolvency or reorganization occur.

If an Event of Default has occurred, the debt trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire unpaid principal amount (and premium, if any) of, and all the accrued interest on, the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the debt trustee or any holder of debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the debt securities of a series may also waive certain past defaults under the debt indenture on behalf of all of the holders of such series of debt securities. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of a series of debt securities and the debt trustee.

Except in cases of default, where the debt trustee has special duties, a debt trustee is not required to take any action under a debt indenture at the request of holders unless the holders offer the debt trustee reasonable protection from expenses and liability satisfactory to the debt trustee. If a reasonable indemnity is provided, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the debt trustee. The debt trustee may refuse to follow those directions in certain circumstances specified in the applicable debt indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the debt trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities, the following must occur:

•	holders must give the debt trustee written notice that an Event of Default has occurred and remains uncured;

•	holders of at least 25% in principal amount of the outstanding debt securities of a series must make a written request that the debt trustee take action because of the default and must offer the debt trustee indemnity satisfactory to the debt trustee against the cost and other liabilities of taking that action;

•	the debt trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

•	holders of a majority in principal amount of the debt securities of a series must not have given the debt trustee a direction inconsistent with the above notice for a period of 60 days after the debt trustee has received the notice.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the debt securities on or after the due date.

Modification of the Debt Indentures

The debt indentures provide that CBS Corp., CBS Operations, if applicable, and the debt trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding to CBS Corp.’s or CBS Operations’ covenants;

•	adding additional events of default;

•	change or eliminate any provisions of the debt indenture so long as there are no holders entitled to the benefit of the provisions;

•	establishing the form or terms of any series of debt securities; or

•	curing ambiguities or inconsistencies in the debt indenture or making any other provisions with respect to matters or questions arising under the debt indentures.

With specific exceptions, the debt indentures or the rights of the holders of the debt securities may be modified by CBS Corp., CBS Operations and the debt trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holders of each outstanding debt security affected which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

•	change the terms of any sinking fund with respect to any debt security;

•	reduce the principal amount of, or the interest or any premium on, any debt security upon redemption or repayment at the option of the holder;

•	change any obligation of CBS Corp. to pay additional amounts;

•	change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental indenture, any waiver of compliance with provisions of a debt indenture or specific defaults and their consequences provided for in the debt indenture, or otherwise modify the sections in the debt indenture relating to these consents; or

•	reduce the obligations of CBS Operations, if any, in respect of the due and punctual payment of principal, premium and interest, if any.

Meetings

The debt indentures contain provisions for convening meetings of the holders of the debt securities of any or all series. Specific terms related to such meetings of the holders are described in the debt indentures.

Defeasance and Covenant Defeasance

CBS Corp. may elect either (i) to defease and be discharged (and, if applicable, to have CBS Operations defeased and discharged) from any and all obligations with respect to the debt securities (except as otherwise provided in the debt indentures) (‘‘defeasance’’) or (ii) to be released from its obligations with respect to certain covenants that are described in the debt indentures (‘‘covenant defeasance’’), upon the deposit with the debt trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, CBS Corp. must deliver to the debt trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the debt indentures.

CBS Corp. may exercise its defeasance option with respect to the debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If CBS Corp. exercises its defeasance option, payment of the debt securities of such series may not be accelerated because of an event of default and the guarantees relating to such debt securities will cease to exist. If CBS Corp. exercises its covenant defeasance option, payment of the debt securities of such series may not be accelerated by reference to any covenant from which CBS Corp. is released as described under clause (ii) above. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, CBS Operations, as guarantor, the debt trustees and any agent of us, may treat the registered owner of any registered debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

We will replace any mutilated debt security at the expense of the holders upon surrender to the trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity or security satisfactory to us and the debt trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The debt indentures, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Debt Trustees

CBS Corp. will identify the debt trustees in the relevant prospectus supplement. In specific instances, CBS Corp. or the holders of a majority of the then outstanding principal amount of the debt securities issued under a debt indenture may remove the debt trustee and appoint a successor trustee. The debt trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the debt trustee. The debt trustee and any successor trustee must be eligible to act as trustee under the Section 310(a)(1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the debt trustee may also serve as trustee under other indentures relating to securities issued by CBS Corp. or its affiliated companies and may engage in commercial transactions with CBS Corp. and its affiliated companies. The initial debt trustee under each debt indenture is The Bank of New York.

Senior Debt Securities

CBS Corp. will describe the specific terms of the senior debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized in this description may apply to any series of its senior debt securities in the prospectus supplement relating to that series.

Senior Subordinated Debt Securities

In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of CBS Corp.’s senior subordinated debt securities summarizes the additional terms and provisions of its senior subordinated debt securities to which any prospectus supplement may relate. The specific terms of CBS Corp.’s senior subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of senior subordinated debt securities will be described in the prospectus supplement relating to that series.

Subordination.    The senior subordinated debt securities will be subordinated in right of payment to CBS Corp.’s senior indebtedness to the extent set forth in the applicable prospectus supplement.

The payment of the principal of, premium, if any, and interest on the senior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of CBS Corp.’s senior indebtedness. CBS Corp. may not make payment of principal of, premium, if any, or interest on the senior subordinated debt securities and may not acquire, or make payment on account of any sinking fund for, the senior subordinated debt securities unless full payment of amounts then due for principal, premium, if any, and interest on all senior indebtedness by reason of the maturity thereof has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the senior subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity of that senior indebtedness, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment of principal, premium, if any, or interest on the senior subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the senior subordinated debt securities may be made. CBS Corp. will give prompt written notice to the senior subordinated trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The senior subordinated indenture provisions described in this paragraph, however, do not prevent CBS Corp. from making a sinking fund payment with senior subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of assets in connection with CBS Corp.’s dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the senior subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of CBS Corp.’s insolvency, holders of the senior subordinated debt securities may recover ratably less than the holders of CBS Corp.’s senior indebtedness.

For purposes of the description of the senior subordinated debt securities, the term ‘‘Senior Indebtedness’’ of the Company or the Guarantor, as the case may be, means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the senior subordinated indenture or incurred or created after the execution:

•	indebtedness for money borrowed by it, or evidenced by securities, other than the senior subordinated debt securities or any other indebtedness which is subordinate to the senior subordinated debt securities;

•	obligations with respect to letters of credit;

•	indebtedness constituting a guarantee of indebtedness of others, other than any subordinated guarantees;

•	obligations under Capitalized Leases (as defined below) (other than (x) telecommunications equipment, including satellite transponders, and (y) theme park equipment and attractions);

•	any obligation of a third party if secured by a lien on assets; or

•	renewals, extensions or refundings of any of the indebtedness referred to in the preceding bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the senior subordinated debt securities.

Senior Indebtedness of the Company or the Guarantor, as the case may be, will not include any obligation of the Company or the Guarantor (i) to any subsidiary of the Company or the Guarantor or to any person with respect to which the Company or the Guarantor is a subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

As of December 31, 2006, CBS Corp.’s Senior Indebtedness totaled approximately $6.9 billion, and CBS Operations had no Senior Indebtedness, other than its guarantees of the senior debt of CBS Corp., all of which is fully and unconditionally guaranteed by CBS Operations.

Certain Definitions

The following definitions are applicable to the debt indentures:

‘‘Capitalized Lease’’ means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

‘‘Indebtedness’’ of any person means, without duplication (i) any obligation of such person for money borrowed, (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, (iv) any obligation of such person under Capitalized Leases (other than in respect of (x) telecommunications equipment including, without limitation, satellite transponders, and (y) theme park equipment and attractions), and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that ‘‘Indebtedness’’ of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights. When used with respect to CBS Corp., the term ‘‘Indebtedness’’ also includes any obligation of CBS Operations specified in clauses (i) through (v) above to the extent that said Indebtedness is guaranteed by CBS Corp.

‘‘Lien’’ means any pledge, mortgage, lien, encumbrance or other security interest.

‘‘Restricted Subsidiary’’ means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by CBS Corp. or by one or more of its Subsidiaries, or by CBS Corp. and one or more of its Subsidiaries, which is incorporated under the laws of a State of the United States, and which owns a Principal Property.

‘‘Subsidiary’’ of any person means (i) a corporation, a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

 PLAN OF DISTRIBUTION

We may sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for soliciting these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

 LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon under United States law for us and for CBS Operations by Shearman & Sterling LLP, New York, New York.

 EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.